Exhibit 4.08

INTEREST CALCULATION
AGENCY AGREEMENT

BETWEEN

LEHMAN BROTHERS HOLDINGS INC.

AND

CITIBANK, N.A.

Dated as of May 18, 2005

LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation (the “Issuer”) proposes to issue and sell its Medium-Term Notes, Series H (the “Notes”), from time to time under, and pursuant to, the terms of an Indenture dated as of September 1, 1987, as amended and supplemented (the “Indenture”), between the Issuer and Citibank, N.A., as Trustee (in such capacity, the “Trustee”).

For the purpose of providing for an agent of the Issuer to calculate the base rates applicable to those Notes on which interest is to accrue at a variable or floating rate (“Floating Rate Notes”), determined by reference to the CD Rate, the Commercial Paper Rate, the Treasury Rate, the Federal Funds (Effective) Rate, the Federal Funds (Open) Rate, LIBOR, EURIBOR, the Prime Rate or the Eleventh District Cost of Funds Rate (collectively, the “Base Rates”), as specified and described in the form of the Floating Rate Notes, a copy of which is attached hereto as Exhibit A, the Issuer and Citibank, N.A., hereby agree as follows:

SECTION 1.                                Appointment of Calculation Agent.  The Issuer hereby appoints Citibank, N.A., as Calculation Agent (in such capacity, the “Calculation Agent”) of the Issuer with respect to any Floating Rate Notes issued or to be issued by the Issuer under and pursuant to the terms of the Indenture, and the Calculation Agent hereby accepts its obligations as set forth in this Agreement upon the terms and conditions set forth herein.

SECTION 2.                                Calculation of Base Rates.  As soon as reasonably practical on or after each Interest Determination Date set forth in each Floating Rate Note, the Calculation Agent shall determine the applicable Base Rate and shall notify the Issuer and the Trustee of such Base Rate.  The Calculation Agent will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.  All interest rate determinations made by the Calculation Agent with respect to the Floating Rate Notes shall, in the absence of manifest error, be conclusive for all purposes and binding upon the Issuer.  If at any time the Calculation Agent is not also acting as Trustee under the Indenture, the Issuer will cause the Trustee to give the Calculation Agent as least three business days notice of each Interest Determination Date.

SECTION 3.                                New Base Rates.  If the Issuer proposes to issue Floating Rate Notes whose interest rate will be determined on a basis of formula not referred to above (a “New Base Rate”), the Issuer shall give a description of such New Base Rate to the Calculation Agent.  The

Calculation Agent shall determine if it is able and willing to calculate the New Base Rate and, upon its agreement in writing to do so, the term “Base Rates” shall be deemed to include the New Base Rate.  If the Calculation Agent notifies the Issuer that it is not able or willing to calculate the New Base Rate, or that it is only willing to do so on the basis of an increase of its fees not acceptable to the Issuer, the Calculation Agent shall have no responsibility with respect to such New Base Rate and the Issuer shall appoint a different calculation agent to determine the New Base Rate.

SECTION 4.                                Fees and Expenses.  The Calculation Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon with the Issuer, and the Issuer shall pay such compensation and shall reimburse the Calculation Agent for all reasonable expenses, disbursements and advances incurred or made by the Calculation Agent in connection with the services rendered by it under this Agreement, except any expenses, disbursements or advances attributable to its gross negligence or bad faith.

SECTION 5.                                Rights and Liabilities of Calculation Agent.  The Calculation Agent shall incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Floating Rate Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper document or direction, order, statement or other paper, document or communication received from the Issuer and reasonably believed by it to be genuine.  Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Issuer made or given by it and sent, delivered or directed to the Calculation Agent under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by any officer of the Issuer.  The Calculation Agent may consult with counsel satisfactory to it, and the opinion of such counsel shall constitute full and complete authorization and protection of the Calculation Agent with respect on any action taken, omitted to be taken or suffered by it hereunder in good faith and in accordance with and in reliance upon the opinion of such counsel.  In acting under this Agreement, the Calculation Agent (in its capacity as such) does not assume any obligation (other than as set forth above in Section 2) towards, or any relationship of agency or trust for or with, the holders of the Notes.

SECTION 6.                                Right of Calculation Agent to Own Floating Rate Notes.  The Calculation Agent’s officers, employees and shareholders may become owners of, or acquire any interests in, Floating Rate Notes, with the same rights as if the Calculation Agent were not the Calculation Agent, and may engage in, or have an interest in, any financial or other transaction with the Issuer as if the Calculation Agent were not the Calculation Agent.

SECTION 7.                                Duties of Calculation Agent.  The Calculation Agent shall be obligated only to perform such duties as are specifically set forth herein, and no other duties or obligations on the part of the Calculation Agent, in its capacity as such, shall be implied by this Agreement.

SECTION 8.                                Termination, Resignation or Removal of Calculation Agent.  The Calculation Agent may at any time terminate this Agreement by giving no less than 60 days’ written notice to the Issuer unless the Issuer consents in writing to a shorter time.  Upon receipt of notice of termination by the Calculation Agent, the Issuer agrees promptly to appoint a successor Calculation Agent.  The Issuer may terminate this Agreement at any time by giving written notice to the Calculation Agent and specifying the date when the termination shall become effective; provided, however, that so long as any Floating Rate Notes are outstanding, no termination by the Calculation Agent or by the Issuer shall become effective prior to the date of the appointment by the Issuer, as provided in Section 9 hereof, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent.  Upon termination by either party pursuant to the provisions of this Section, the Calculation Agent shall be entitled to the payment of any compensation owed to it by the Issuer hereunder and to the reimbursement of all reasonable expenses, disbursements and advances incurred or made by the Calculation Agent in connection with the services rendered by it hereunder, as proved by Section 4 hereof, and the provisions of Section 10 shall remain in effect following such termination.

SECTION 9.                                Appointment of Successor Calculation Agent.  Any successor Calculation Agent appointed by the Issuer following termination of this Agreement pursuant to the provisions of Section 8 hereof shall execute and deliver to the Calculation Agent and to the Issuer an instrument accepting such appointment, and thereupon such successor Calculation Agent shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the Calculation Agent, with like effect as of originally named a Calculation Agent hereunder, and the Calculation Agent shall thereupon be obligated to transfer and deliver, and such successor Calculation Agent shall be entitled to receive and accept, copies of any available records maintained by the Calculation Agent in connection with the performance of it obligations hereunder.

SECTION 10.                          Indemnification.  The Issuer shall indemnify and hold harmless the Calculation Agent, its officers and employees from and against all actions, claims, damages, liabilities, losses and expense (including reasonable legal fees and expenses) relating to or arising out of actions or omissions hereunder, except actions, claims, damages, liabilities, losses and expenses caused by the gross negligence or willful misconduct of the Calculation Agent, its officers or employees.

SECTION 11.                          Merger, Consolidation or Sale of Business by Calculation Agent.  Any corporation into which the Calculation Agent may be merged, converted, or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent may be a party, or any corporation to which the Calculation Agent may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become the Calculation Agent under this Agreement without the execution of any paper or any further act by the parties hereto.

SECTION 12.                          Notices.  Any notice or other communication given hereunder shall be delivered in person, sent by letter, telecopy or telex or communicated by telephone (subject, in the case of communication by telephone, to written confirmation dispatched within 24 hours) to the addresses given below or such other address as the party to receive such notice may have previously specified in writing:

To the Issuer:

Lehman Brothers Holdings Inc.
745 Seventh Avenue
New York, New York 10019

Attention:	Treasurer
Telecopy:	(212) 526-
Telephone:	(212) 526-7000

To the Calculation Agent:

Citibank, N.A.
388 Greenwich Street - 14th Floor
New York, New York 10013

Attention:	Citibank Agency & Trust
Telecopy:	(212) 816-5527
Telephone:	(212) 816-5773

Any notice hereunder given by letter, telecopy or telex shall be deemed to have been received when it would have been received in the ordinary course of post or transmission, as the case may be.

SECTION 13.                          Benefit of Agreement.  Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

SECTION 14.                          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 15.                          Amendments.  This Agreement may only be amended by a writing signed by the parties hereto.

SECTION 16.                          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute by one and the same instrument.

IN WITNESS WHEREOF, of this Agreement has been entered into the day and year first above written.

LEHMAN BROTHERS HOLDINGS INC.

By:

Title:

CITIBANK, N.A.

By:

Title: